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                     November 10, 2022

       Janet H. Zelenka
       Executive Vice President and Chief Financial Officer
       Stericycle, Inc.
       2355 Waukegan Road
       Bannockburn, IL 60015

                                                        Re: Stericycle, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-37556

       Dear Janet H. Zelenka:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation